Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group to Cancel Series A Preferred Stock Conversion Rights

TAMPA, Fla. – Feb. 4, 2014 – HCI Group, Inc. (NYSE:HCI) today announced that its board of directors has elected to cancel the conversion rights of the company’s 7% Series A Preferred Stock (NASDAQ:HCIIP), setting April 1, 2014 as the cancellation date. Beginning April 1, 2014, Series A Preferred shareholders will no longer have the right to convert their shares into HCI Group, Inc. common shares. Series A Preferred shareholders wishing to convert their shares into common shares before the cancellation date should contact their investment advisors.

The company’s articles of incorporation provide that holders of Series A Preferred shares have the right to convert their shares, in whole or in part, into an equal number of shares of the company’s common stock. The conversion rights, however, are subject to cancellation by the company on or after March 31, 2014 if, (i) for at least 20 trading days within any period of 30 consecutive trading days, the common stock price exceeds $12 per share and (ii) the common stock is then traded on the New York Stock Exchange or other exchange. Those conditions have been met and accordingly the board of directors has set April 1, 2014 as the cancellation date.

Important Dates:

April 1, 2014:	Conversion rights cancellation date
February 21, 2014:	Record date for common stock dividend of 27.5 cents per share
March 3, 2014:	Record date for Series A Preferred Stock dividend of 5.833 cents per share

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” Its 7% Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol “HCIIP.” For more information about HCI Group, visit www.hcigroup.com

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com